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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-40905 pertaining to the 1997 Employee Stock Purchase Plan and No. 333-47185 pertaining to the 1982 Employee Incentive Stock Option Plan, the 1992 Employee Stock Option Plan and the 1997 Directors' Stock Option Plan of Applied Micro Circuits Corporation of our report dated April 21, 1998, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation included in the Annual Report on Form 10-K for the year ended March 31, 1998.

                                          ERNST & YOUNG LLP

San Diego, California
June 15, 1998